Exhibit 17.1

 RESIGNATION

FROM THE BOARD OF DIRECTORS

OF

JAYHAWK ENERGY, INC.

I, Jeffrey W. Bright, hereby resign from my position as a member of the Board of Directors of JayHawk Energy, Inc. effective as of the 15th day of May, 2015.

/s/ Jeffrey W. Bright

___________________________

Jeffrey W. Bright